UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Donovan, Paul
   Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford,, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/14/|J(1)|V|5,289.21          |A  |$51.50     |5,289.21           |I     |401(k) Plan                |
                           |97    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |55,200             |D     |---                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Nonqualified |        |     |    | |           |   |(2)  |     |Common Stock|       |       |70,314(2)   |D  |---         |
Stock Option (Right to|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)Intraplan transfer resulting in the acquisition of issuer securities in the Sundstrand Corporation Employee
Savings Plan in a transaction exempt under old Rule
16a-8(g)(3).
(2)Of the 70,314 stock options held by the Reporting Person, 5,314 became exercisable on December 1, 1997, all with an exercise price of $19.3125; 5,000 became exericsable on November 15, 1997, and 5,000 will become exercisable on each November 15, 1998, and November 15, 1999, all with an exercise price of $22.375; 5,000 will become exercisable on each November 19, 1998, November 19, 1999, November 19, 2000, and November
19, 2001, all with an exercise price of $38.9375; and 7,500 will become exercisable on each November 18, 1999, November 18, 2000, November 18, 2001, and November 18, 2002, all with an exercise price of $51.3125. All of the nonexercisable stock options, in the event of a "Change in Control" as defined in the Plan under which they were granted, may become immediately exercisable unless specifically prohibited by the terms of applicable law.
SIGNATURE OF REPORTING PERSON
Paul Donovan